Exhibit 99.1

Aptevo Therapeutics Announces Exercise of Existing Warrants for $3.0 Million Gross Proceeds

SEATTLE, WASHINGTON - November 11, 2026 - Aptevo Therapeutics Inc. (NASDAQ:APVO) (“Aptevo” or the “Company”), a clinical-stage biotechnology company developing novel multispecific immuno-oncology therapeutics, today announced that the Company closed its previously announced warrant inducement transaction with certain holders of its existing common warrants (the "Existing Warrants"), pursuant to which such holders have exercised in full for cash their Existing Warrants to purchase up to an aggregate of 2,777,778 shares of common stock of the Company ("common stock") at a reduced exercise price of $1.08 per share.

In consideration for such cash exercises, the Company will issue new unregistered common stock purchase warrants (the “Inducement Warrants”) to purchase up to an aggregate of 13,888,890 shares of common stock at an exercise price of $1.08 per share. The Inducement Warrants will be exercisable on or after the date on which the Company obtains the required stockholder approval and will expire five years after their initial exercise date. The shares of common stock issuable upon exercise of the Existing Warrants are registered pursuant to effective registration statements on Form S-1 (File No. 333-298483).

The aggregate gross proceeds from the transaction described herein are expected to total approximately $3.0 million, before deducting placement agent fees and expenses.

Roth Capital Partners is acting as the Company's financial advisor in connection with this transaction.

The transaction is expected to close on or about November 12, 2026, subject to satisfaction of customary closing conditions. The Company intends to use the net proceeds from the transaction for working capital purposes.

The Inducement Warrants described above were offered in a private placement pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933 (the “Securities Act”). The Inducement Warrants, along with the common stock issuable upon their exercise, have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (“SEC”) or an applicable exemption from such registration requirements. The Company has agreed to file a registration statement with the SEC covering the resale of common stock issuable upon exercise of the New Warrants.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or exemption under the securities laws of any such state or jurisdiction.

About Aptevo

Aptevo Therapeutics Inc. (Nasdaq: APVO) is a clinical-stage biotechnology company focused on developing novel bispecific and trispecific immunotherapies for the treatment of cancer. The Company's lead clinical candidate, mipletamig, is currently being evaluated in RAINIER, a two-part Phase 1b/2 trial for the treatment of frontline acute myeloid leukemia in combination with standard-of-care venetoclax and azacitidine. Mipletamig has received orphan drug designation for AML under the Orphan Drug Act.

In the solid tumor space, Aptevo's lead assets are focused on well-established targets to progress novel immunomodulatory platform backbones that are conditionally active only in the tumor.

This work includes advancing APVO451, a targeted trispecific immunotherapy candidate for solid tumors, and a strategic collaboration with Niowave to develop up to three radiopharmaceutical oncology programs. The first radiopharmaceutical program is expected to target nectin-4, a tumor-associated antigen expressed in multiple solid tumor types. Both preclinical molecules are expected to advance into investigational new drug (IND)-enabling studies in 2027.

The Company's eight pipeline candidates are created using its proprietary ADAPTIR™ and ADAPTIR-FLEX™ platforms, which are designed to generate differentiated multispecific therapeutics. For more information, please visit www.aptevotherapeutics.com.

Cautionary Note Regarding Forward-Looking Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including, without limitation, statements regarding the closing of the transaction described herein, the satisfaction of the closing conditions of the transaction, the use of net proceeds from the transaction, and any other statements containing the words “may,” “continue to,” “believes,” “knows,” “expects,” “optimism,” “potential,” “designed,” “promising,” "plans,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on Aptevo’s current intentions, beliefs, and expectations regarding future events. Aptevo cannot guarantee that any forward-looking statement will be accurate. Investors should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could differ materially from Aptevo's expectations. Investors are, therefore, cautioned not to place undue reliance on any forward-looking statement.

There are several important factors that could cause Aptevo's actual results to differ materially from those indicated by such forward-looking statements, including a deterioration in Aptevo's business or prospects; the inability to obtain, maintain or enforce intellectual property protection; further assessment of preliminary or interim data or different results from later studies; adverse events and unanticipated problems; adverse developments in clinical or preclinical development, including unexpected safety issues; constraints in radioisotope availability, manufacturing or supply; and changes in regulatory, social, macroeconomic and political conditions. Additional risks and factors that may affect results are set forth in Aptevo's filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2025, its subsequent report on Form 10-Q and current reports on Form 8-K. Any forward-looking statement speaks only as of the date of this press release, and, except as required by law, Aptevo does not assume any obligation to update any forward-looking statement to reflect new information, events or circumstances.

Contact Information

Miriam Weber Miller

VP, Investor Relations & Corporate Communications

Aptevo Therapeutics

Email: IR@apvo.com or Millerm@apvo.com

Phone: 206-859-6628